Filed Pursuant to Rule 424(b)(2)
Registration No. 333-202584

Pricing Supplement dated May 19, 2015
(To Prospectus Supplement dated April 30, 2015 and Prospectus dated April 30, 2015)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes (Structured Notes)

$35,000 Autocallable Equity Linked Notes due May 22, 2018 Linked to 3D Systems Corporation

$72,000 Autocallable Equity Linked Notes due May 22, 2018 Linked to Chicago Bridge & Iron Company N.V.

$397,000 Autocallable Equity Linked Notes due May 22, 2018 Linked to Regeneron Pharmaceuticals, Inc.

$991,000 Autocallable Equity Linked Notes due May 22, 2018 Linked to Weatherford International plc

We, Canadian Imperial Bank of Commerce, are offering our Autocallable Equity Linked Notes (the “Notes”) due May 22, 2018 linked to the equity of a specific company (3D Systems Corporation, Chicago Bridge & Iron Company N.V., Regeneron Pharmaceuticals, Inc. or Weatherford International plc, respectively (each, a “Reference Asset”)). The Notes will mature on May 22, 2018. The amount that you will be paid on your Notes at maturity will be based on the performance of the applicable Reference Asset and will be calculated as follows:

•	If the Closing Price of the applicable Reference Asset on the Final Valuation Date is greater than or equal to the Barrier Price: (i) the Principal Amount plus (ii) the Contingent Interest Payment for the Maturity Date.

•	If the Closing Price of the applicable Reference Asset on the Final Valuation Date is less than the Barrier Price: (i) the Principal Amount plus (ii) the Principal Amount multiplied by the Percentage Change.

A Contingent Interest Payment will be paid to you on the 22nd calendar day of each February, May, August and November, commencing August 22, 2015 if the Closing Price of the applicable Reference Asset on the immediately preceding Valuation Date is equal to or greater than the Barrier Price. Otherwise, no Contingent Interest Payment will be payable with respect to that Valuation Date.

With respect to each of the Notes, if the Closing Price of the applicable Reference Asset on any Valuation Date after the third Valuation Date (i.e. on any Valuation Date falling during the period starting on May 19, 2016, and ending on, and including, the Final Valuation Date) is greater than or equal to the Initial Price, we will automatically call such Notes and pay you on the applicable Call Payment Date your initial investment plus the applicable Contingent Interest Payment for that Valuation Date and no further amounts will be owed to you. If, as of the Maturity Date, the Notes have not been called, investors may have downside market exposure to the applicable Reference Asset, subject to any return previously realized in the form of Contingent Interest Payments, if any. For the avoidance of doubt, an automatic call with respect to the Notes linked to a particular Reference Asset will not affect the other Notes described in this pricing supplement.

You will not participate in any appreciation of the applicable Reference Asset. The Notes do not constitute a direct investment in the applicable Reference Asset. By acquiring Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of the applicable Reference Asset, and will not have any rights as a shareholder of the issuer of the applicable Reference Asset including, without limitation, any voting rights or rights to receive dividends or other distributions.

The Notes will be issued in the denomination of $1,000 and integral multiples of $1,000 in excess thereof.

The Notes are new issues of securities with no established trading market. We do not intend to list the Notes on any securities exchange or automated quotation system.

This pricing supplement relates to four separate Autocallable Equity Linked Notes we are offering. Each of the four Notes is linked to the equity of a different company, and each of the four Notes has its own Contingent Interest Rate, Initial Price, Barrier Price and CUSIP/ISIN, as specified below. If you want to participate in more than one offering of Notes linked to different Reference Assets, you must purchase the applicable Notes separately. The Initial Price and Barrier Price for each of the Notes will be set on the Trade Date.

Reference Asset	Contingent Interest Rate (per annum)	Initial Price	Barrier Price	CUSIP / ISIN
Common stock of 3D Systems Corporation	14.20%	$22.61	$15.827 (70% of the Initial Price)	13605WAR2/ US13605WAR25
Common stock of Chicago Bridge & Iron Company N.V.	11.80%	$58.32	$40.824 (70% of the Initial Price)	13605WAS0/ US13605WAS08
Common stock of Regeneron Pharmaceuticals, Inc.	9.00%	$504.15	$352.905 (70% of the Initial Price)	13605WAT8/ US13605WAT80
Ordinary shares of Weatherford International plc	11.00%	$14.09	$9.863 (70% of the Initial Price)	13605WAU5/ US13605WAU53

The Notes are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the Notes are subject to the credit risk of Canadian Imperial Bank of Commerce. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these Notes or determined if this Pricing Supplement or the accompanying Prospectus Supplement and Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See the “Risk Factors” sections in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus.

	Price to public	Underwriting discounts and commissions	Proceeds to CIBC (1)
Offering of Notes	Percentage / Total	Percentage / Total	Percentage / Total
Notes linked to 3D Systems Corporation	100.00% / $35,000	2.50% /$875	97.50% / $34,125
Notes linked to Chicago Bridge & Iron Company N.V.	100.00% / $72,000	2.50% /$1,800	97.50% / $70,200
Notes linked to Regeneron Pharmaceuticals, Inc.	100.00% / $397,000	2.50% / $9,925	97.50% / $387,075
Notes linked to Weatherford International plc	100.00% / $991,000	2.50% / $24,775	97.50% / $966,225

(1)	Excludes profits from hedging. For additional considerations relating to hedging activities see “Additional Risk Factors—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

The difference between the estimated values1 of your Notes and the original issue price reflects costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date and you may lose a substantial portion of your initial investment. The Bank’s profit in relation to the Notes will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with those funds and (ii) the costs incurred by the Bank in connection with the issuance of the Notes and any hedging transactions. The Bank’s affiliates may also realize a profit that will be based on (i) the payments received on the hedging transactions minus (ii) the cost of creating and maintaining the hedging transactions.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about May 22, 2015 against payment in immediately available funds.

Janney Montgomery Scott

[1]	The estimated values of the Notes on the Trade Date as determined by the Bank are approximately (i) $897.30 per $1,000 Principal Amount of the Notes linked to 3D Systems Corporation, (ii) $930.10 per $1,000 Principal Amount of Notes linked to Chicago Bridge & Iron Company N.V., (iii) $961.80 per $1,000 Principal Amount of Notes linked to Regeneron Pharmaceuticals, Inc., and (iv) $937.10 per $1,000 Principal Amount of Notes linked to Weatherford International plc, each of which is less than the original issue price of the applicable Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement for additional information.

ABOUT THIS PRICING SUPPLEMENT

You should read this Pricing Supplement together with the Prospectus dated April 30, 2015 (the “Prospectus”) and the Prospectus Supplement dated April 30, 2015 (the “Prospectus Supplement”), relating to our Senior Global Medium-Term Notes (Structured Notes), of which these Notes are a part, for additional information about the Notes. Information in this Pricing Supplement supersedes information in the Prospectus Supplement and Prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the Prospectus Supplement or the Prospectus.

You should rely only on the information contained in or incorporated by reference in this Pricing Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus. This Pricing Supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this Pricing Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus, in the documents referred to in this Pricing Supplement, the Prospectus Supplement and the Prospectus and which are made available to the public. We have not, and Janney Montgomery Scott (“JMS”) has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and JMS is not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this Pricing Supplement, the accompanying Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this Pricing Supplement, nor the accompanying Prospectus Supplement, nor the accompanying Prospectus constitutes an offer, or an invitation on our behalf or on behalf of JMS, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this Pricing Supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the Prospectus Supplement and Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Prospectus Supplement dated April 30, 2015 and Prospectus dated April 30, 2015 filed with the SEC on April 30, 2015: http://www.sec.gov/Archives/edgar/data/1045520/000119312515161379/d916405d424b3.htm

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SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this Pricing Supplement, the Prospectus Supplement dated April 30, 2015 and the Prospectus dated April 30, 2015, each filed with the SEC. See “About This Pricing Supplement” in this Pricing Supplement.

Issuer:	Canadian Imperial Bank of Commerce (the “Issuer” or the “Bank”)

Type of Note:

Autocallable Equity Linked Notes Linked to 3D Systems Corporation

Autocallable Equity Linked Notes Linked to Chicago Bridge & Iron Company N.V.

Autocallable Equity Linked Notes Linked to Regeneron Pharmaceuticals, Inc.

Autocallable Equity Linked Notes Linked to Weatherford International plc

CUSIP/ISIN:	Offering of Notes	CUSIP / ISIN
	Notes linked to 3D Systems Corporation:	13605WAR2/ US13605WAR25
	Notes linked to Chicago Bridge & Iron Company N.V.:	13605WAS0/ US13605WAS08
	Notes linked to Regeneron Pharmaceuticals, Inc.:	13605WAT8/ US13605WAT80
	Notes linked to Weatherford International plc:	13605WAU5/ US13605WAU53

Minimum Investment:	$1,000 (one Note)

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof.

Principal Amount:	$1,000 per Note

Aggregate Principal Amount of Notes:	Notes linked to 3D Systems Corporation:	$35,000
	Notes linked to Chicago Bridge & Iron Company N.V.:	$72,000
	Notes linked to Regeneron Pharmaceuticals, Inc.:	$397,000
	Notes linked to Weatherford International plc:	$991,000

Currency:	U.S. Dollars

Trade Date:	May 19, 2015

Original Issue Date:	May 22, 2015

Valuation Dates:

A “Valuation Date” means the date three scheduled Trading Days prior to the related Contingent Interest Payment Date, except that the Valuation Date immediately preceding the Maturity Date, which we refer to as the “Final Valuation Date,” shall be the third scheduled Trading Day prior to the Maturity Date.

The Valuation Dates may be delayed by the occurrence of a Market Disruption Event (as defined below). See “Certain Terms of the Notes—Market Disruption Events.”

Trading Day:	A “Trading Day” means a day on which the principal trading market for the applicable Reference Asset is open for trading.

Call Feature:	With respect to each of the Notes, if the Closing Price of the applicable Reference Asset on any Valuation Date after the third Valuation Date (i.e., on any Valuation Date falling during the period starting on May 19, 2016 and ending on and including the Final Valuation Date) is greater than or equal to the Initial Price, we will automatically call such Notes and pay you on the applicable Call Payment Date your initial

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investment plus the applicable Contingent Interest Payment for that Valuation Date and no further amounts will be owed to you. If, as of the Maturity Date, the Notes have not been called, investors may have downside market exposure to the applicable Reference Asset at maturity, subject to any return previously realized in the form of Contingent Interest Payments, if any.

For the avoidance of doubt, an automatic call with respect to the Notes linked to a particular Reference Asset will not affect the other Notes described in this pricing supplement.

Call Payment Date:

A “Call Payment Date” means the Contingent Interest Payment Date following the relevant Valuation Date.

The Call Payment Date will be postponed by the same number of Trading Days as the applicable Valuation Date if a Market Disruption Event occurs or is continuing as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of delayed payment.

Maturity Date:	May 22, 2018. The Maturity Date is subject to the Call Feature and may be postponed upon the occurrence of a Market Disruption Event as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of delayed payment.

Payment at Maturity:

With respect to each of the Notes, the Payment at Maturity will be based on the performance of the applicable Reference Asset and will be calculated as follows:

•    If the Final Price is greater than or equal to the Barrier Price and the Notes have not been called, then the Payment at Maturity will equal:

Principal Amount + Contingent Interest Payment for the Maturity Date

•    If the Final Price is less than the Barrier Price, then the Payment at Maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Final Price is less than the Barrier Price, you will suffer a loss of all or a portion of the Principal Amount in an amount equal to the Percentage Change. Accordingly, you could lose up to 100% of your initial investment, subject to any return previously realized in the form of Contingent Interest Payments, if any.

Initial Price:	The “Initial Price” of a Reference Asset will be the Closing Price of such Reference Asset on the Trade Date.

Final Price:	The “Final Price” of a Reference Asset will be the Closing Price of such Reference Asset on the Final Valuation Date.

Closing Price	For any date of determination with respect to a particular Reference Asset, the “Closing Price” will be the closing price of such Reference Asset published on the applicable Bloomberg page or any successor page on Bloomberg or any successor service, as applicable. In certain special circumstances, the Closing Price will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “Certain Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date,” “Certain Terms of the Notes—Market Disruption Events” and “Appointment of Independent Calculation Experts.”

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	The applicable Bloomberg page for each of the Reference Assets as of the date of this pricing supplement is as follows:
	Offering of Notes	Bloomberg Page
	Notes linked to 3D Systems Corporation:	DDD US<Equity>
	Notes linked to Chicago Bridge & Iron Company N.V.:	CBI UN<Equity>
	Notes linked to Regeneron Pharmaceuticals, Inc.:	REGN UN<Equity>
	Notes linked to Weatherford International plc:	WFT UN<Equity>

Percentage Change:

The Percentage Change for each Reference Asset, expressed as a percentage, with respect to the Payment at Maturity, is calculated as follows:

Final Price – Initial Price

Initial Price

For the avoidance of doubt, the Percentage Change may be a negative value.

Barrier Price:	For each of the Notes, the “Barrier Price” is 70% of the Initial Price, as follows:

	Offering of Notes	Barrier Price
	Notes linked to 3D Systems Corporation:	$15.827
	Notes linked to Chicago Bridge & Iron Company N.V.:	$40.824
	Notes linked to Regeneron Pharmaceuticals, Inc.:	$352.905
	Notes linked to Weatherford International plc:	$9.863

Contingent Interest Rate:	On a per annum basis for each of the Notes, as follows:

	Offering of Notes	Contingent Interest Rate
		(per annum)
	Notes linked to 3D Systems Corporation:	14.20%
	Notes linked to Chicago Bridge & Iron Company N.V.:	11.80%
	Notes linked to Regeneron Pharmaceuticals, Inc.:	9.00%
	Notes linked to Weatherford International plc:	11.00%

Contingent Interest Payments:

A Contingent Interest Payment, calculated as set forth below, will be paid to you on a Contingent Interest Payment Date if the Closing Price of the applicable Reference Asset on the Valuation Date immediately preceding the relevant Contingent Interest Payment Date is equal to or greater than the Barrier Price for such Reference Asset. Otherwise, no Contingent Interest Payment will be payable on such Contingent Interest Payment Date.

The Contingent Interest Payment per $1,000 Principal Amount with respect to a given Valuation Date is calculated as follows:

Principal Amount x Contingent Interest Rate x 1/4

Contingent Interest Payments on the Notes are not guaranteed. The Bank will not pay you the Contingent Interest Payment if the Closing Price of the applicable Reference Asset on the applicable Valuation Date is less than the Barrier Price for such Reference Asset.

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Contingent Interest Payment Dates:

The 22nd calendar day of each February, May, August and November, commencing August 22, 2015 and ending on the Maturity Date (the Maturity Date being the Contingent Interest Payment Date with respect to the Final Valuation Date or the Call Payment Date if the Notes are automatically called by the Bank) or if such day is not a Business Day, the next following Business Day.

A Contingent Interest Payment Date will be postponed by the same number of Trading Days as the applicable Valuation Date if a Market Disruption Event occurs or is continuing as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of delayed payment.

Principal at Risk:	You may lose all or a substantial portion of your initial investment at maturity if the Final Price is below the Initial Price.

Calculation Agent:

Canadian Imperial Bank of Commerce. We may appoint a different calculation agent without your consent and without notifying you.

All determinations made by the Calculation Agent will be at the sole discretion of it, and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the Notes will be rounded at the Calculation Agent’s discretion. The Calculation Agent will have no liability for its determinations.

Status:	The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Fees and Expenses:	The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date. See “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Business Day:	A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or order to close in New York or Toronto.

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Use of Proceeds:	General corporate purposes.

Clearance and Settlement:	We will issue the Notes in the form of a fully registered global note registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except

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in the limited circumstances described in the accompanying Prospectus Supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture.

Terms Incorporated:	All of the terms appearing under the caption “Description of the Notes We May Offer” beginning on page S-7 of the accompanying Prospectus Supplement, as modified by this Pricing Supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

•	You fully understand the risks inherent in an investment in the Notes, including the risk of losing your entire initial investment.

•	You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that has the downside market risk of an investment in the applicable Reference Asset.

•	You do not believe that the Final Price of the applicable Reference Asset will decline below the Barrier Price.

•	You understand and accept that you will not participate in any appreciation in the applicable Reference Asset and that your potential return at maturity or earlier as a result of the call feature is limited to the aggregate amount of the Contingent Interest Payments received prior to or at maturity.

•	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the applicable Reference Asset.

•	You seek current income from your investment but understand that the interest on the Notes is contingent on the performance of the applicable Reference Asset, and you understand that you may not receive any Contingent Interest Payment at all for one or more quarterly periods during the term of the Notes.

•	You are willing to hold the Notes until they are called on any Valuation Date on which the applicable Reference Asset closes at or above the Initial Price of the applicable Reference Asset, and you are otherwise willing to hold the Notes to maturity, a term of approximately three years, and accept that there may be little or no secondary market for the Notes.

•	You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

•	You do not fully understand the risks inherent in an investment in the Notes, including the risk of losing your entire initial investment.

•	You require an investment designed to guarantee a full return of principal at maturity.

•	You cannot tolerate a loss of all or a substantial portion of your initial investment and are not willing to make an investment that has the downside market risk of an investment in the applicable Reference Asset.

•	You believe that the price of the applicable Reference Asset will decline below the Barrier Price during the term of the Notes and the Final Price of the applicable Reference Asset will likely decline below the Barrier Price, or you believe the applicable Reference Asset will appreciate over the term of the Notes by an amount in excess of the aggregate amount of Contingent Interest Payments received prior to and at maturity.

•	You seek an investment that participates in the appreciation in the price of the applicable Reference Asset or has unlimited return potential.

•	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the applicable Reference Asset.

•	You do not seek current income from your investment or you are unwilling to receive interest that is contingent on the performance of the applicable Reference Asset.

•	You prefer to receive dividends paid on the applicable Reference Asset.

•	You are unable or unwilling to hold the Notes until they are called on any Valuation Date on which the price of the applicable Reference Asset closes at or above the Initial Price of the applicable Reference Asset, or you are otherwise unable or unwilling to hold the Notes to maturity, a term of approximately three years, or you seek an investment for which there will be a secondary market.

•	You are not willing to assume the credit risk of the Bank for all payments under the Notes.

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The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review ‘‘Additional Risk Factors’’ below for risks related to an investment in the Notes.

CERTAIN TERMS OF THE NOTES

Payments of Principal and Contingent Interest

In the event that the stated Maturity Date is not a Business Day, then relevant repayment of principal will be made on the next Business Day (“Following Business Day Convention”).

A Contingent Interest Payment, calculated as set forth below, will be paid to you on the 22nd calendar day of each February, May, August and November (each, a “Contingent Interest Payment Date”), commencing August 22, 2015 if the Closing Price of the applicable Reference Asset on the Valuation Date immediately preceding the relevant Contingent Interest Payment Date is equal to or greater than the Barrier Price for such Reference Asset. Otherwise, no Contingent Interest Payment will be payable on such Contingent Interest Payment Date.

The Contingent Interest Payment per $1,000 Principal Amount with respect to a given Valuation Date is calculated as follows: Principal Amount x Contingent Interest Rate x 1/4.

We describe payments as being based on a “day count fraction” of “30/360, unadjusted, Following Business Day Convention.” This means that the number of days in the Contingent Interest Payment period will be based on a 360-day year of twelve 30-day months (“30/360”) and that the number of days in each Contingent Interest Payment period will not be adjusted if an Contingent Interest Payment Date falls on a day that is not a Business Day (“unadjusted”).

If any Contingent Interest Payment Date falls on a day that is not a Business Day (including any Contingent Interest Payment Date that is also the Maturity Date), the relevant Contingent Interest Payment will be made on the next Business Day under the Following Business Day Convention.

Contingent Interest Payments on the Notes are not guaranteed. The Bank will not pay you a Contingent Interest Payment on a particular Contingent Interest Payment Date if the Closing Price of the Reference Asset on the applicable Valuation Date is less than the Barrier Price.

Unavailability of the Level of the Reference Asset on a Valuation Date

If a Reference Asset’s listing is withdrawn from the principal national securities exchange on which it is listed for trading and such Reference Asset is not listed on any national exchange, or trading on such Reference Asset is terminated on or prior to any Valuation Date, then the Closing Price for such Reference Asset on that date will be determined by the Calculation Agent. In determining the Closing Price for the such Reference Asset on that date, the Calculation Agent may consider any relevant information, including, without limitation, information consisting of relevant market data in the relevant market supplied by one or more third parties or internal sources including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market.

Market Disruption Events

If a Market Disruption Event in respect of a Reference Asset occurs or is continuing on any scheduled Valuation Date, the Closing Price of such Reference Asset for that Valuation Date will equal the Closing Price of such Reference Asset on the first Trading Day following the Valuation Date on which the Calculation Agent determines that a Market Disruption Event in respect of a Reference Asset is not continuing. If a Market Disruption Event in respect of a Reference Asset occurs or is continuing on each trading day to and including the seventh Trading Day following the Valuation Date, the Closing Price of such Reference Asset will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the

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circumstances) by the Calculation Agent on that seventh Trading Day, regardless of the occurrence or continuation of a Market Disruption Event in respect of a Reference Asset on that day. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Closing Price of such Reference Asset that would have prevailed in the absence of the Market Disruption Event in respect of a Reference Asset. No interest will accrue as a result of delayed payment.

A “Market Disruption Event” in respect of a particular Reference Asset means any event, circumstance or cause which the Bank determines, and the Calculation Agent confirms, has or will have a material adverse effect on the ability of the Bank to perform its obligations under the Notes linked to such Reference Asset or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to the applicable Reference Asset:

•	a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the Calculation Agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the Calculation Agent;

•	any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the security in its primary market;

•	the closure on any day of the primary market for that security on a scheduled Trading Day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled Trading Day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled Trading Day for such primary market;

•	any scheduled Trading Day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•	any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” below.

Anti-Dilution Adjustments Relating to the Reference Asset

The Calculation Agent will adjust the Initial Price and Barrier Level if any of the dilution events described below occurs with respect to the applicable Reference Asset.

The Calculation Agent will adjust the Initial Price and Barrier Level as described below, but only if an event below under this section occurs with respect to the applicable Reference Asset and only if the relevant event occurs during the period described under the applicable subsection. The Initial Price and Barrier Level will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect the applicable Reference Asset.

If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Price and Barrier Level, the Calculation Agent will adjust that Initial Price and Barrier Level for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Therefore, having adjusted the Initial Price and Barrier Level for the first event, the Calculation Agent will adjust the Initial Price and Barrier Level for the second event, applying the required adjustment to the Initial Price and Barrier Level as already adjusted for the first event, and so on for each event. If an event requiring an anti-dilution adjustment occurs, the Calculation Agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to your note, that results solely from that event. The Calculation Agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

PRS-9

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock split or stock dividend.

If the applicable Reference Asset is subject to a stock split or receives a stock dividend, then the Calculation Agent will adjust the Initial Price and Barrier Level by dividing the prior Initial Price and Barrier Level—that is, the Initial Price and Barrier Level before the stock split or stock dividend—by the number equal to: (1) the number of shares of the applicable Reference Asset outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the applicable Reference Asset outstanding immediately before the stock split or stock dividend becomes effective. The Initial Price and Barrier Level will not be adjusted, however, unless:

•	in the case of a stock split, the first day on which the applicable Reference Asset trades without the right to receive the stock split occurs after the pricing date and on or before the applicable Valuation Date; or

•	in the case of a stock dividend, the ex-dividend date occurs after the pricing date and on or before the applicable Valuation Date.

The ex-dividend date for any dividend or other distribution with respect to the applicable Reference Asset is the first day on which the applicable Reference Asset trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If the applicable Reference Asset is subject to a reverse stock split, then the Calculation Agent will adjust the Initial Price and Barrier Level by multiplying the prior Initial Price and Barrier Level by a number equal to: (1) the number of shares of the applicable Reference Asset outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of the applicable Reference Asset outstanding immediately after the reverse stock split becomes effective. The Initial Price and Barrier Level will not be adjusted, however, unless the reverse stock split becomes effective after the pricing date and on or before the applicable Valuation Date.

Extraordinary Dividends

Any distribution or dividend on the applicable Reference Asset determined by the Calculation Agent to be a distribution or dividend that is not in the ordinary course of the issuer’s historical dividend practices will be deemed to be an extraordinary dividend. The Calculation Agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.

If any extraordinary dividend occurs with respect to the applicable Reference Asset, the Calculation Agent will adjust the Initial Price and Barrier Level to equal the product of: (1) the prior Initial Price and Barrier Level, times (2) a fraction, the numerator of which is the amount by which the closing price of the applicable Reference Asset on the Business Day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the closing price of the applicable Reference Asset on the Business Day before the ex-dividend date. The Initial Price and Barrier Level will not be adjusted, however, unless the ex-dividend date occurs after the pricing date and on or before the applicable Valuation Date.

The extraordinary dividend amount with respect to an extraordinary dividend for the applicable Reference Asset equals:

PRS-10

•	for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the applicable Reference Asset minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the applicable Reference Asset; or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent. A distribution on the applicable Reference Asset that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the Initial Price and Barrier Level only as described under “—Stock Splits and Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the issuer of the applicable Reference Asset issues transferable rights or warrants to all holders of the applicable Reference Asset to subscribe for or purchase the applicable Reference Asset at an exercise price per share that is less than the closing price of the applicable Reference Asset on the Business Day before the ex-dividend date for the issuance, then the Initial Price and Barrier Level will be adjusted by multiplying the prior Initial Price and Barrier Level by the following fraction:

•	the numerator will be the number of shares of the applicable Reference Asset outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the applicable Reference Asset that the aggregate offering price of the total number of shares of the applicable Reference Asset so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing price on the Business Day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the Business Day before that ex-dividend date.

•	the denominator will be the number of shares of the applicable Reference Asset outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the applicable Reference Asset offered for subscription or purchase under those transferable rights or warrants.

The Initial Price and Barrier Level will not be adjusted, however, unless the ex-dividend date described above occurs after the pricing date and on or before the applicable Valuation Date.

Reorganization Events

If the issuer of the applicable Reference Asset undergoes a reorganization event in which property other than the applicable Reference Asset — e.g., cash and securities of another issuer — is distributed in respect of the applicable Reference Asset, then, for purposes of calculating the level of the applicable Reference Asset, the Calculation Agent will determine the closing price of the applicable Reference Asset on the applicable valuation date to equal the value of the cash, securities and other property distributed in respect of one share of the applicable Reference Asset.

If the Calculation Agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the Calculation Agent will, in its sole discretion, substitute another stock for that applicable Reference Asset.

Each of the following is a reorganization event with respect to the applicable Reference Asset:

•	the applicable Reference Asset is reclassified or changed;

PRS-11

•	the issuer of the applicable Reference Asset, or any surviving entity or subsequent surviving entity of the issuer of the applicable Reference Asset (a “Successor Entity”) has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•	a statutory share exchange of the issuer of the applicable Reference Asset or any Successor Entity involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

•	the issuer of the applicable Reference Asset sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•	the issuer of the applicable Reference Asset effects a spin-off—that is, issues to all holders of the applicable Reference Asset equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the issuer of the applicable Reference Asset is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•	another entity completes a tender or exchange offer for all of the outstanding stock of the issuer of the applicable Reference Asset.

Valuation of Distribution Property

If a reorganization event occurs with respect to the applicable Reference Asset, and the Calculation Agent does not substitute another stock for the applicable Reference Asset as described in “—Substitution” below, then the Calculation Agent will determine the applicable Closing Price on each Valuation Date so as to equal the value of the property—whether it be cash, securities or other property—distributed in the reorganization event in respect of one share of the applicable Reference Asset, as the applicable Reference Asset existed before the date of the reorganization. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The Calculation Agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the pricing date and on or before the applicable Valuation Date.

For the purpose of making a determination required by a reorganization event, the Calculation Agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the Calculation Agent will use the closing price for the security on the relevant date. The Calculation Agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the applicable Reference Asset may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the Calculation Agent in its sole discretion.

If a reorganization event occurs and the Calculation Agent adjusts the closing price of the applicable Reference Asset on a valuation date to equal the value of the distribution property distributed in the event, as described above, the Calculation Agent will make further determinations for later events that affect the distribution property considered in determining the Closing Price. The Calculation Agent will do so to the same extent that it would make determinations if the applicable Reference Asset were outstanding and were affected by the same kinds of events.

For example, if the issuer of the applicable Reference Asset merges into another company and each share of the applicable Reference Asset is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each Valuation Date the Closing Price of a share of the applicable Reference Asset will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The Calculation Agent will further determine the common share component of such Closing Price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in “—Anti-Dilution Adjustments Relating to the Reference Asset” as if the common shares were the applicable Reference Asset. In that event, the cash component will not be redetermined but will continue to be a component of the Closing Price.

PRS-12

When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of the applicable Reference Asset or in respect of whatever securities whose value determines the closing price on a Valuation Date if any adjustment resulting from a reorganization event has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes the applicable Reference Asset in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the applicable Reference Asset as described above. Consequently when we refer to a Reference Asset in this pricing supplement, we mean any distribution property that is distributed in a reorganization event in respect of such Reference Asset. Similarly, when we refer to the issuer of the Reference Asset, we mean any successor entity in a reorganization event.

Substitution

If the Calculation Agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to the applicable Reference Asset upon becoming subject to a reorganization event, then the Calculation Agent will, in its sole discretion, substitute another stock for the applicable Reference Asset. In such case, the adjustments described above in “—Valuation of Distribution Property” will not apply.

If the Calculation Agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange or quotation system as a substitute for the applicable Reference Asset. For all purposes, the substitute stock will be deemed to be a stock for purposes hereof.

The Calculation Agent will determine, in its sole discretion, the Initial Price, Barrier Level and/or the manner of valuation of the substitute stock. The Calculation Agent will have the right to make such adjustments to the calculation of the individual stock performance as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Other Events

The Calculation Agent is empowered to make such adjustments to the terms of the notes for other events not described above in its sole discretion.

Under certain circumstances, the determinations of the calculation agent will be confirmed by one or more independent calculation experts. See “Appointment of Independent Calculation Experts.”

Appointment of Independent Calculation Experts

If a calculation or valuation described above under “— Unavailability of the Level of the Reference Asset on a Valuation Date” or “— Market Disruption Events” contemplated to be made by the Calculation Agent involves the application of material discretion and is not based on information or calculation methodologies compiled or utilized by, or derived from, independent third party sources, the Bank will appoint one or more calculation experts to confirm such calculation or valuation. Such calculation experts will be independent from the Bank and active participants in the financial markets in the relevant jurisdiction in which the applicable Reference Asset is traded. Calculation experts will not assume any obligation or duty to, or any relationship of agency or trust for or with, the holders of the Notes or the Bank. Holders of the Notes will be entitled to rely on any valuation or calculations made by such calculation experts and such valuations or calculations will (except in the case of manifest error) be final and binding on the Bank, the Calculation Agent and the holders of the Notes. Calculation experts will not be responsible for good faith errors or omissions in the making of any such valuations or calculations. Calculation experts may, with the consent of the Bank, delegate any of their obligations and functions to a third party as they deem appropriate, but acting honestly and reasonably at all times. The valuations and calculations of calculation experts will be made available to the holders of the Notes upon request.

PRS-13

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the section “Description of Senior Debt Securities – Events of Default” in the accompanying Prospectus) with respect to the Notes, the default amount payable will be equal to the Payment at Maturity, calculated as though the date of acceleration were the Maturity Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Senior Debt Securities – Events of Default” beginning on page 9 of the accompanying Prospectus.

Withholding

The Bank or the applicable paying agent will deduct or withhold from a payment on a Note any present or future tax, duty, assessment or other governmental charge that the Bank determines is required by law or the interpretation or administration thereof to be deducted or withheld. Payments on a Note will not be increased by any amount to offset such deduction or withholding.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE NOTES

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Price, the Final Price or the Closing Price of the relevant Reference Asset on any Valuation Date or on any Trading Day prior to the Maturity Date. All examples assume that a holder purchased the Notes of one series with an aggregate Principal Amount of $1,000.00, Initial Price of $100.00, a Barrier Price of $70.00 (70% of the Initial Price), and the Contingent Interest Payment (if applicable) equal to the Principal Amount multiplied by the Contingent Interest Rate of 11.00% per annum (2.75% per quarter), and that no Market Disruption Event occurs on any Valuation Date. Amounts below may have been rounded for ease of analysis.

Example 1. Notes are Called on the Fourth Valuation Date

Valuation Date	Closing Price	Payment (per Note)
First, Second and Third	$110.00 (greater than the Barrier Price; greater than the Initial Price)	On each Contingent Interest Payment Date, $27.50, for a total of $82.50 (Contingent Interest Payments)
Fourth	$110.00 (greater than the Barrier Price; greater than the Initial Price – callable)	$1,027.50 (Principal Amount plus Contingent Interest Payment)

If the Closing Price is greater than the Barrier Price on each of the first three Valuation Dates, Contingent Interest Payments will be made on the first three Contingent Interest Payment Dates and the Notes will not be called. If on the fourth Valuation Date the Closing Price is $110.00, which is greater than the Initial Price of $100.00 and the Barrier Price, the Notes will be automatically called. The Bank will pay you on the Call Payment Date $1,027.50 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment. When added to the Contingent Interest Payments of $82.50 paid in respect of prior Valuation Dates, the Bank will have paid you approximately $1,110.00 per Note.

PRS-14

Example 2. Notes are Not Called and the Closing Price of the Reference Asset closes below the Barrier Price on a Valuation Date

Valuation Date	Closing Price	Payment (per Note)
First	$95.00 (greater than the Barrier Price; less than the Initial Price – not callable)	$27.50 (Contingent Interest Payment)
Second	$60.00 (less than the Barrier Price)	$0.00 (No Contingent Interest Payment)
Third through Eleventh	$80.00 (greater than the Barrier Price; less than the Initial Price – not callable)	On each Contingent Payment Date, $27.50, for a total of $247.50 (Contingent Interest Payments)
Final Valuation Date	$90.00 (greater than the Barrier Price; less than the Initial Price – not callable)	$1,027.50 (Principal Amount plus Contingent Interest Payment at Maturity)

If the Closing Price on the first Valuation Date is greater than the Barrier Price but less than the Initial Price, a Contingent Interest Payment will be made on the relevant Contingent Interest Payment Date and the Notes will not be called. If the Closing Price on the second Valuation Date is less than the Barrier Price, no Contingent Interest Payment will be made on the relevant Contingent Interest Payment Date. If the Closing Prices on each of the third through eleventh Valuation Dates are greater than the Barrier Price but less than the Initial Price, Contingent Interest Payments will be made on the relevant Contingent Interest Dates and the Notes will not be called. If on the Final Valuation Date, the Final Price is $90.00, which is greater than the Barrier Price but less than the Initial Price, the Bank will pay at maturity a total of $1,027.50 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment. In addition to earlier Contingent Interest Payments, the Bank will have paid you a total of $1,302.50 per Note.

Example 3. Notes are Not Called and the Closing Price of the Reference Asset never closes below the Barrier Price on any Valuation Date

Valuation Date	Closing Price	Payment (per Note)
First through Eleventh	$90.00 (greater than the Barrier Price; less than the Initial Price – not callable)	On each Contingent Payment Date, $27.50, for a total of $302.50 (Contingent Interest Payments)
Final Valuation Date	$95.00 (greater than the Barrier Price; less than the Initial Price – not callable)	$1,027.50 (Principal Amount plus Contingent Interest Payment at Maturity)

If the Closing Prices on each of the first through eleventh Valuation Dates are greater than the Barrier Price but less than the Initial Price, Contingent Interest Payments will be made on the relevant Contingent Interest Payment Dates and the Notes will not be called. If on the Final Valuation date, the Final Price is $95.00, which is greater than the Barrier Price but less than the Initial Price, the Bank will pay at maturity a total of $1,027.50 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment. In addition to earlier Contingent Interest Payments, the Bank will have paid you a total of $1,330.00 per Note.

Example 4. The Notes are Not Called and the Final Price of the Reference Asset is below the Barrier Price

Valuation Date	Closing Price	Payment (per Note)
First through Eleventh	$85.00 (greater than the Barrier Price; less than the Initial Price – not callable)	On each Contingent Payment Date, $27.50, for a total of $302.50 (Contingent Interest Payments)
Final Valuation Date	$50.00 (less than the Barrier Price; less than the Initial Price; representing a Percentage Change of -50.00%)	$1,000.00 + ($1,000.00 X Percentage Change) = $1,000.00 + [$1,000.00 X (-50.00%)] = $500.00 (Payment at Maturity)

If the Closing Prices on each of the first through eleventh Valuation Dates are greater than the Barrier Price but less than the Initial Price, Contingent Interest Payments will be made on the relevant Contingent Interest Payment Dates and the Notes will not be called. If on the Final Valuation Date the Final Price is less than the Barrier Price and less than the Initial Price, the Bank will pay you at maturity the Principal Amount plus the product of the Principal Amount and Percentage Change equaling $500.00 per Note. When added to the Contingent Interest Payments of $302.50 paid in respect of prior Valuation Dates, the Bank will have paid you approximately $802.50 per Note.

PRS-15

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this Pricing Supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying Prospectus Supplement and “Risk Factors” beginning on page 1 of the accompanying Prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement.

The Notes do not Guarantee any Return of Principal; You May Suffer a Loss of All or a Portion of the Principal Amount of Your Notes

The Notes do not guarantee any return of principal. Any payment on the Notes at maturity depends on the Final Price of the applicable Reference Asset. The Bank will only repay you the full Principal Amount of your Notes if the Final Price of the applicable Reference Asset is equal to or greater than the Barrier Price. If the Final Price of the applicable Reference Asset is less than the Barrier Price you will lose all or a substantial portion of your initial investment in an amount equal to the negative Percentage Change, subject to any return previously realized in the form of Contingent Interest Payments. Accordingly, you may lose your entire investment in the Notes if the Final Price of the applicable Reference Asset is less than the Barrier Price.

You will receive a Contingent Interest Payment with respect to a quarterly period only if the Closing Price of the applicable Reference Asset on the related Valuation Date is greater than or equal to the Barrier Price. If the Closing Price remains below the Barrier Price on each Valuation Date over the term of the Notes, you will not receive any Contingent Interest Payment.

The Automatic Call Feature Limits your Potential Return

The appreciation potential of the Notes as of any Valuation Date is limited to your initial investment plus the applicable Contingent Interest Payment otherwise due on such day pursuant to the Contingent Interest Payment feature. In addition, if the Notes are called, which may occur as early as the fourth Valuation Date, the amount of interest payable on the Notes may be less than the full amount of interest that would have been payable if the Notes had not been called prior to maturity. If the Notes are automatically called, you will lose the opportunity to continue to accrue and be paid interest from the relevant Call Payment Date to the scheduled Maturity Date, and the total return on the Notes could be minimal. Because of the automatic call feature, the term of your investment in the Notes may be limited to a period that is shorter than the original term of the Notes. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the maturity date.

Your Return on the Notes is Expected to be Limited to the Contingent Interest Payments Paid on the Notes

The Payment at Maturity will not exceed the Principal Amount plus the final Contingent Interest Payment and any positive return you receive on the Notes will be composed solely by the sum of the Contingent Interest Payments received prior to and at maturity. Therefore, if the appreciation of the applicable Reference Asset exceeds the sum of the Contingent Interest Payments, the Notes will provide less opportunity to participate in the appreciation of the applicable Reference Asset than an investment in a security linked to such Reference Asset providing full participation in the appreciation. Accordingly, the return on the Notes may be less than the return would be if you made an investment in a security directly linked to the positive performance of the applicable Reference Asset.

PRS-16

Contingent Interest Payments, if any, are Paid on a Quarterly Basis and are Based Solely on the Closing Price of the applicable Reference Asset on the Specified Valuation Dates

Whether the quarterly Contingent Interest Payment will be made with respect to a Valuation Date will be based on the Closing Price on such date or the Final Price, as applicable of the relevant Reference Asset. As a result, you will not know whether you will receive the quarterly Contingent Interest Payment for any quarter until the related Valuation Date. Moreover, because the quarterly Contingent Interest Payment is based solely on the Closing Price on a specified Valuation Date, if such Closing Price is less than the Barrier Price, you will not receive any quarterly Contingent Interest Payment with respect to such Valuation Date, even if the Closing Price of the applicable Reference Asset was higher on other days during the term of the Notes.

The Notes May Not Pay Contingent Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity

There will be no guaranteed periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank with the same maturity date or if you invested directly in the applicable Reference Asset. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The Payment at Maturity Is Not Linked to the Price of the applicable Reference Asset at Any Time Other Than the Final Valuation Date

The Payment at Maturity will be based on the Final Price of the applicable Reference Asset (subject to adjustments as described). Therefore, for example, if the closing price of the applicable Reference Asset declined substantially as of the final Valuation Date compared to the Trade Date, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the closing price of the applicable Reference Asset prior to the final Valuation Date. Although the actual price of the Reference Asset at maturity or at other times during the term of the Notes may be higher than the Final Price, your Payment at Maturity will not benefit from the closing price of the Reference Asset at any time other than the Final Valuation Date.

If the Price of the applicable Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your Notes may trade quite differently from the performance of the applicable Reference Asset. Changes in the price of the applicable Reference Asset may not result in a comparable change in the market value of your Notes. We discuss some of the reasons for this disparity under “—The Price at Which the Notes may be Sold prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” below.

Holding the Notes is not the Same as Holding the applicable Reference Asset, and You Will Have No Ownership Rights in the applicable Reference Asset

Holding the Notes is not the same as holding the applicable Reference Asset. As a holder of the Notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the applicable Reference Asset would enjoy.

In addition, the return on your Notes will not reflect the return you would realize if you actually owned the applicable Reference Asset because the value of such Reference Asset may be calculated by reference only to the price of the equity, without taking into consideration the value of any dividends paid.

Your Notes may trade or be valued quite differently from the applicable Reference Asset. Changes in the level of the applicable Reference Asset may not result in comparable changes in the market value of your Notes. Even if the level of the applicable Reference Asset increases from the Initial Price during the term of the Notes, the market value of the Notes prior to maturity may not increase to the same extent. It is also possible for the market value of the Notes prior to maturity to decrease while the level of the applicable Reference Asset increases.

PRS-17

We Have No Affiliation with the Issuers of the Reference Assets

The issuers of the Reference Assets are not affiliates of the Bank and are not involved in any of the Bank’s offerings of Notes pursuant to this pricing supplement in any way. Consequently, we have no control of the actions of the issuers of the Reference Assets, including any corporate actions of the type that would require the Calculation Agent to adjust the payment to you. The issuers of the Reference Assets have no obligation to consider your interest as an investor in the Notes in taking any corporate actions that might affect the value of the Notes. None of the money you pay for the Notes will go to the issuers of the Reference Assets.

In addition, as we are not affiliated with the issuers of the Reference Assets, we do not assume any responsibility for the adequacy of the information about the Reference Assets or their issuers contained in this pricing supplement or any of the Reference Asset issuers’ publicly available filings. We are not responsible for any issuer’s public disclosure of information on itself or the applicable Reference Asset, whether contained in SEC filings or otherwise. As an investor in the Notes, you should make your own investigation into the Reference Assets.

The Amount to Be Paid at Maturity Will Not Be Affected by All Developments Relating to the applicable Reference Asset.

Changes in the level of the Reference Assets during the term of the Notes before the relevant Valuation Date or Valuation Dates will not be reflected in the calculation of the payment at maturity, unless the level of the applicable Reference Asset trades or closes below the Barrier Price. The Calculation Agent will calculate this amount by comparing only the Final Price to the Initial Price and by comparing the trading levels of the Reference Assets on the Valuation Date(s) to the Barrier Price. No other levels of the Reference Assets will be taken into account. As a result, you may receive less than the principal amount of your Notes, even if the level of the applicable Reference Asset has increased at certain times during the term of the Notes before decreasing to a level below the Initial Price as of the relevant dates.

We Will Not Hold the Reference Assets for Your Benefit

The indenture and the terms governing your Notes do not contain any obligation on us or our affiliates to hedge nor any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the Reference Assets that we or they may acquire. There can be no assurance that any hedging transaction we or our affiliates may undertake with respect to our exposure under the Notes will be successful or will be maintained over the term of the Notes. Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including the Reference Assets. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the applicable Reference Asset

In the ordinary course of their business, we or our affiliates may have expressed views on expected movements in the Reference Assets, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the Reference Assets may at any time have significantly different views from those of us or our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely solely on views expressed by us or our affiliates. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement and the applicable Reference Asset issuer’s SEC filings. We urge you to review financial and other information filed periodically by the Reference Asset issuer with the SEC.

PRS-18

We Cannot Assure You that the Public Information Provided on the Issuers of the Reference Assets is Accurate or Complete

All disclosures contained in this pricing supplement regarding the issuers of the Reference Assets are derived from publicly available documents and other publicly available information. We have not participated, and will not participate, in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Reference Assets in connection with the offering of the Notes. We do not make any representation that such publicly available documents or any other publicly available information regarding the issuers of the Reference Assets are accurate or complete, and are not responsible for public disclosure of information by the issuers of the Reference Assets, whether contained in filings with the SEC or otherwise. Furthermore, we cannot give any assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the public filings of the issuers of the Reference Assets or the value of the Reference Assets (and therefore the closing price of the Reference Assets on a Valuation Date, the Final Price and whether there will be an automatic call), will have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclosure material future events concerning the issuers of the Reference Assets could affect whether there will be an automatic call, the amount you will receive at maturity (assuming no automatic call) and, therefore, the trading price of the Notes. Any prospective investor of the Notes should undertake an independent investigation of the issuers of the Reference Assets as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

The Historical Performance of a Reference Asset Should Not Be Taken as an Indication of Its Future Performance.

The level of the applicable Reference Asset will determine whether a Contingent Interest Payment will be made on each Contingent Interest Payment Date, the amount to be paid on the Notes at maturity and whether the Notes will be called. The historical performance of a Reference Asset does not necessarily give an indication of its future performance. As a result, it is impossible to predict whether the level of a Reference Asset will rise or fall during the term of the Notes. The levels of the Reference Assets will be influenced by complex and interrelated political, economic, financial and other factors.

Certain Business and Trading Activities May Create Conflicts with Your Interests and Could Potentially Adversely Affect the Value of the Notes.

We or one or more of our affiliates, may engage in trading and other business activities that are not for your account or on your behalf (such as holding or selling of the Notes for our proprietary account or effecting secondary market transactions in the Notes for other customers). These activities may present a conflict between your interest in the Notes and the interests we, or one or more of our affiliates, may have in our or their proprietary account. We and our affiliates may engage in any such activities without regard to the Notes or the effect that such activities may directly or indirectly have on the value of the Notes.

Moreover, we and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set. We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty. In connection with such activities, our economic interests and the economic interests of affiliates of ours may be adverse to your interests as an investor in the Notes. Any of these activities may affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. For additional information regarding our hedging activities, please see “Use of Proceeds and Hedging” in this Pricing Supplement.

In addition, the Bank will serve as Calculation Agent for the Notes and will have sole discretion in calculating the amounts payable in respect of the Notes. Exercising discretion in this manner could adversely affect the value of the Notes.

PRS-19

The Calculation Agent Can Postpone the Determination of the Closing Price of a Reference Asset if a Market Disruption Event Occurs.

The determination of an interim level or the Final Price of a Reference Asset may be postponed if the Calculation Agent determines that a Market Disruption Event has occurred or is continuing on any Valuation Date with respect to such Reference Asset. If such a postponement occurs, the Calculation Agent will use the closing level of such Reference Asset on the first subsequent Trading Day on which no Market Disruption Event occurs or is continuing. In no event, however, will any Valuation Date be postponed by more than seven Trading Days. As a result, if a Market Disruption Event occurs or is continuing on a Valuation Date, the Maturity Date for the Notes could also be postponed, although not by more than seven Trading Days. No interest will accrue as a result of delayed payment.

If the determination of the level of a Reference Asset for any Valuation Date is postponed to the last possible day, but a Market Disruption Event in respect of that Reference Asset occurs or is continuing on that day, that day will nevertheless be the date on which the level of that Reference Asset will be determined by the Calculation Agent. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the Market Disruption Event. See “Certain Terms of the Notes—Market Disruption Events.” Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Appointment of Independent Calculation Experts.”

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your payment at maturity on the Notes. We will serve as the Calculation Agent. We may change the Calculation Agent after the original issue date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting a Reference Asset has occurred, and make certain adjustments with respect to a Reference Asset if certain corporate events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.

Since this determination by the Calculation Agent will affect the payment at maturity on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Appointment of Independent Calculation Experts.”

No Assurance that the Investment View Implicit in the Notes Will Be Successful

It is impossible to predict with certainty whether and the extent to which the price of a Reference Asset will rise or fall. There can be no assurance that the Final Price of a Reference Asset will be greater than the Barrier Price. The Final Price may be influenced by complex and interrelated political, economic, financial and other factors that affect the relevant Reference Asset. You should be willing to accept the risks of the price performance of equity securities in general and the applicable Reference Asset in particular, and the risk of losing some or all of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the applicable Reference Asset will result in your receiving an amount greater than or equal to the Principal Amount of your Notes. Certain periods of historical performance of the applicable Reference Asset would have resulted in you receiving less than the Principal Amount of your Notes if you had owned notes with terms similar to these Notes in the past. See “Information Regarding The Reference Assets” in this pricing supplement for further information regarding the historical performance of the Reference Assets.

The Notes are Not Ordinary Debt Securities.

The Notes have certain investment characteristics that differ from traditional fixed income securities. Specifically, the performance of the Notes will not track the same price movements as traditional interest rate products. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you

PRS-20

bought a conventional senior interest bearing debt security of the Bank. A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the above terms of the offering. The Issuer does not make any recommendation as to whether the Notes are a suitable investment for any person.

Your Investment is Subject to the Credit Risk of the Bank

The Notes are senior unsecured debt obligations of the Bank and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying Prospectus and Prospectus Supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of Canadian Imperial Bank of Commerce, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the return of the Principal Amount at maturity or on a Call Payment Date, as applicable, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities – Events of Default” in the Prospectus.

The Indenture does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any securities. We and our affiliates will not pledge or otherwise hold any security for the benefit of holders of the Notes. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any securities we hold as a hedge to the Notes will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Notes.

The Price at Which the Notes May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased.

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the applicable Reference Asset over the full term of the Note, (ii) volatility of the price of the applicable Reference Asset and the market’s perception of future volatility of the price of such Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity. In particular, because the terms of the Notes permit us to redeem the Notes prior to maturity, the price of the Notes may be impacted by the redemption feature of the Notes. Additionally, the interest rates of the Notes reflect not only our credit spread generally but also the redemption feature of the Notes and thus may not reflect the rate at which a note without a redemption feature and increasing interest rate might be issued and sold.

Depending on the actual or anticipated level of interest rates, the market value of the Notes may decrease and you may receive substantially less than 100% of the original issue price if you sell your Notes prior to maturity.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which JMS or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by JMS as a result of dealer discounts, mark-ups or other transaction costs.

PRS-21

The Bank’s Estimated Value of the Notes is Lower than the Original Issue Price (Price to Public) of the Notes

The Bank’s estimated value is only an estimate using several factors. The original issue price of the Notes exceeds the Bank’s estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the original issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Notes and may Differ from Others’ Estimates

The Bank’s estimated value of the Notes is determined by reference to the Bank’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy Notes from you in secondary market transactions. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

Hedging Activities by the Bank May Negatively Impact Investors in the Notes and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Notes

The Bank or one or more of our affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Assets. The Bank or one or more of our affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Assets, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final Valuation Date.

Any of these hedging activities may adversely affect the prices of the Reference Assets and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In addition, you should expect that these transactions will cause the Bank or our affiliates or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. The Bank or our affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

The Notes Will Not Be Listed on Any Securities Exchange or Any Inter-Dealer Quotation System; There May Be No Secondary Market for the Notes; Potential Illiquidity of the Secondary Market; Holding of the Notes by JMS or Its or Our Affiliates and Future Sales.

The Notes are most suitable for purchasing and holding to maturity. The Notes will be new securities for which there is no trading market. The Notes will not be listed on any organized securities exchange or any inter-dealer quotation system. We cannot assure you as to whether there will be a trading or secondary market for the Notes or, if there were to be such a trading or secondary market, that it would be liquid.

PRS-22

Under ordinary market conditions, JMS or any of its affiliates may (but are not obligated to) make a secondary market for the Notes and may cease doing so at any time. Because we do not expect other broker-dealers to participate in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JMS or any of its affiliates are willing to transact. If none of JMS or any of its affiliates makes a market for the Notes, there will not be a secondary market for the Notes. Accordingly, we cannot assure you as to the development or liquidity of any secondary market for the Notes. If a secondary market in the Notes is not developed or maintained, you may not be able to sell your Notes easily or at prices that will provide you with a yield comparable to that of similar securities that have a liquid secondary market.

In addition, the Principal Amount of the Notes being offered may not be purchased by investors in the initial offering, and JMS or one or more of its or our affiliates may agree to purchase any unsold portion. JMS or such affiliate or affiliates intend to hold the Notes, which may affect the supply of the Notes available in any secondary market trading and therefore may adversely affect the price of the Notes in any secondary market trading. If a substantial portion of any Notes held by JMS or its or our affiliates were to be offered for sale following this offering, the market price of such Notes could fall, especially if secondary market trading in such Notes is limited or illiquid.

The Notes Are Not Insured by Any Third Parties.

The Notes will be solely our obligations. Neither the Notes nor your investment in the Notes are insured by the United States Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency or instrumentality of the United States, Canada or any other jurisdiction.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain Canadian Income Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSETS

Included in the following pages is a brief description of each of the Reference Assets. This information has been obtained from publicly available sources. Also set forth below are tables that provide the quarterly high and low closing price of each Reference Asset. We obtained the historical closing price information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification.

We have not undertaken an independent review or due diligence of the information obtained from Bloomberg. The historical performance of the Reference Assets should not be taken as an indication of future performance, and no assurances can be given as to the Final Prices of the Reference Assets. We cannot give you assurance that the performance of the Reference Assets will result in any positive return on your initial investment. We make no representation as to the amount of dividends, if any, that will be paid in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the applicable Reference Asset.

Each Reference Asset is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information regarding the issuers of the Reference Assets may also be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We do not make any representation that these publicly available documents are accurate or complete.

PRS-23

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified any of the information herein obtained from outside sources.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Reference Assets or other securities of the issuers of the Reference Assets. We have derived any and all disclosure contained in this pricing supplement regarding the issuers of the Reference Assets from the publicly available documents described above. In connection with the offering of the Notes, we have not participated, and will not participate, in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Reference Assets. We do not make any representation that such publicly available documents are, or any other publicly available information is, accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Reference Assets have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Reference Assets could affect the Payment at Maturity with respect to the Notes and therefore the trading price of the Notes.

3D Systems Corporation

According to publicly available information, 3D Systems Corporation (“3D”) develops, manufactures, and markets solid imaging systems designed to rapidly produce three-dimensional objects from computer-aided design and manufacturing-generated solid or surface data. The Company utilizes its systems to produce models, engineering prototypes, mold patterns, and other parts using CAD/CAM or other data supplied by its customers. Information filed by 3D with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34220, or its CIK Code: 0000910638. 3D’s website is http://www.3DSystems.com. 3D’s common stock is listed on The New York Stock Exchange under the ticker symbol “DDD.”

Historical Information

The following table sets forth the quarterly high and low closing price for 3D’s common stock, based on daily closing price. The closing price of 3D’s common stock on May 19, 2015 was $22.61. Past performance of 3D’s common stock is not indicative of the future performance of 3D’s common stock.

Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
3/31/2011	17.86	8.92	16.18
6/30/2011	13.36	11.55	13.14
9/30/2011	18.19	9.13	9.33
12/30/2011	13.33	8.53	9.60
3/30/2012	17.18	9.93	15.69
6/29/2012	23.31	14.85	22.76
9/28/2012	29.86	20.87	21.90
12/31/2012	35.65	22.22	35.57
3/29/2013	47.93	27.89	32.24
6/28/2013	51.93	30.08	43.90
9/30/2013	56.21	44.20	53.99
12/31/2013	95.33	47.34	92.93
3/31/2014	97.25	54.63	59.15
6/30/2014	61.03	43.35	59.80
9/30/2014	69.56	46.08	46.37
12/31/2014	46.01	27.50	32.87
3/31/2015	33.96	26.40	27.42
6/30/2015(1)	32.50	21.33	22.61

(1)	As of the date of this pricing supplement, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 19, 2015. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

PRS-24

The graph below illustrates the performance of 3D’s common stock from January 1, 2011 through May 19, 2015. The dotted line represents a Barrier Price of $15.827, which is equal to 70% of the closing price of 3D’s common stock on May 19, 2015. Past performance of 3D’s common stock is not indicative of the future performance of 3D’s common stock.

Chicago Bridge & Iron Company N.V.

According to publicly available information, Chicago Bridge & Iron Company N.V. (“CB&I”) provides design, engineering, construction, fabrication, maintenance and environmental services. The Company builds and repairs bulk liquid terminals, storage tanks, process vessels, and low temperature and cryogenic storage facilities. CB&I offers its services worldwide to the oil and gas, infrastructure, wastewater and power industries. Information filed by CB&I with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12815, or its CIK Code: 0001027884. CB&I’s website is http://www.cbi.com. CB&I’s common stock is listed on The New York Stock Exchange under the ticker symbol “CBI.”

Historical Information

The following table sets forth the quarterly high and low closing price for CB&I’s common stock, based on daily closing price. The closing price of CB&I’s common shares on May 19, 2015 was $58.32. Past performance of CB&I’s common stock is not indicative of the future performance of CB&I’s common stock.

PRS-25

Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
3/31/2011	41.16	31.51	40.66
6/30/2011	42.49	32.95	38.90
9/30/2011	45.11	26.76	28.63
12/30/2011	41.92	23.92	37.80
3/30/2012	47.72	37.83	43.19
6/29/2012	45.86	32.49	37.96
9/28/2012	42.22	33.87	38.09
12/31/2012	46.39	36.60	46.35
3/29/2013	62.72	46.34	62.10
6/28/2013	64.89	50.41	59.66
9/30/2013	68.09	57.73	67.77
12/31/2013	83.16	67.09	83.14
3/31/2014	87.41	70.76	87.15
6/30/2014	89.22	64.67	68.20
9/30/2014	70.27	57.54	57.85
12/31/2014	58.20	37.37	41.98
3/31/2015	50.115	32.17	49.26
6/30/2015(1)	58.63	47.65	58.32

(1)	As of the date of this pricing supplement, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 19, 2015. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of CB&I’s common stock from January 1, 2011 through May 19, 2015. The dotted line represents a Barrier Price of $40.824, which is equal to 70% of the closing price of CB&I’s common stock on May 19, 2015. Past performance of CB&I’s common stock is not indicative of the future performance of CB&I’s common stock.

PRS-26

Regeneron Pharmaceuticals, Inc.

According to publicly available information, Regeneron Pharmaceuticals, Inc. (“Regeneron”) is a biopharmaceutical company that discovers, develops, and commercializes pharmaceutical products for the treatment of serious medical conditions. The Company has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases, and has preclinical programs in other diseases and disorders. Information filed by Regeneron with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-19034, or its CIK Code: 0000872589. Regeneron’s website is http://www.regeneron.com. Regeneron’s common stock is listed on The Nasdaq Global Select Market under the ticker symbol “REGN.”

Historical Information

The following table sets forth the quarterly high and low closing price for Regeneron’s common stock, based on daily closing price. The closing price of Regeneron’s common stock on May 19, 2015 was $504.15. Past performance of Regeneron’s common stock is not indicative of the future performance of Regeneron’s common stock.

Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
3/31/2011	45.11	32.32	44.94
6/30/2011	71.74	41.83	56.71
9/30/2011	79.90	42.84	58.20
12/30/2011	66.47	49.58	55.43
3/30/2012	121.38	56.01	116.62
6/29/2012	145.00	107.33	114.22
9/28/2012	153.97	111.50	152.66
12/31/2012	188.93	136.27	171.07
3/29/2013	185.62	154.27	176.40
6/28/2013	283.00	177.19	224.88
9/30/2013	319.54	226.00	312.87
12/31/2013	319.05	257.69	275.24
3/31/2014	352.35	262.97	300.28
6/30/2014	320.00	269.62	282.47
9/30/2014	369.31	285.20	360.52
12/31/2014	437.38	320.54	410.25
3/31/2015	494.39	393.11	451.48
6/30/2015(1)	504.15	438.27	504.15

(1)	As of the date of this pricing supplement, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 19, 2015. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

PRS-27

The graph below illustrates the performance of Regeneron’s common stock from January 1, 2011 through May 19, 2015. The dotted line represents a Barrier Price of $352.905, which is equal to 70% of the closing price of Regeneron’s common stock on May 19, 2015. Past performance of Regeneron’s common stock is not indicative of the future performance of Regeneron’s common stock.

Weatherford International plc

According to publicly available information, Weatherford International plc (“Weatherford”) is a Swiss-based, multinational oilfield service company. The Company provides mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Information filed by Weatherford with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36504, or its CIK Code: 0001603923. Weatherford’s website is http://www. weatherford.com. Weatherford’s ordinary shares are listed on The New York Stock Exchange under the ticker symbol “WFT.”

Historical Information

The following table sets forth the quarterly high and low closing price for Weatherford’s ordinary shares, based on daily closing price. The closing price of Weatherford’s ordinary shares on May 19, 2015 was $14.09. Past performance of Weatherford’s ordinary shares is not indicative of the future performance of Weatherford’s ordinary shares.

Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
3/31/2011	26.25	19.60	22.60
6/30/2011	23.41	16.66	18.75
9/30/2011	22.76	12.12	12.21
12/30/2011	16.84	10.85	14.64
3/30/2012	18.33	14.57	15.09
6/29/2012	15.47	11.15	12.63
9/28/2012	14.04	11.17	12.68
12/31/2012	12.92	8.84	11.19

PRS-28

3/29/2013	13.70	11.08	12.14
6/28/2013	14.65	11.66	13.70
9/30/2013	15.79	13.60	15.33
12/31/2013	17.38	14.44	15.49
3/31/2014	17.53	13.07	17.36
6/30/2014	23.25	16.68	23.00
9/30/2014	24.88	20.00	20.80
12/31/2014	20.89	10.07	11.45
3/31/2015	13.12	9.40	12.30
6/30/2015(1)	14.67	12.70	14.09

(1)	As of the date of this pricing supplement, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 19, 2015. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of Weatherford’s ordinary shares from January 1, 2011 through May 19, 2015. The dotted line represents a Barrier Price of $9.863, which is equal to 70% of the closing price of Weatherford’s ordinary shares on May 19, 2015. Past performance of Weatherford’s ordinary shares is not indicative of the future performance of Weatherford’s ordinary shares.

PRS-29

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying Prospectus Supplement and the Prospectus and to hedge market risks of the Bank associated with its obligation to pay the Principal Amount at maturity of the Notes.

We may hedge our obligations under the Notes by, among other things, purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the underlying measure or asset, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we could receive substantial returns from these hedging activities while the value of the Notes declines.

We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity. The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Additional Risk Factors – The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” and “Additional Risk Factors – Certain Business and Trading Activities May Create Conflicts with Your Interests and Could Potentially Adversely Affect the Value of the Notes” in this Pricing Supplement.

THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s estimated value does not represent a minimum price at which the Bank would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

The Bank’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Additional Risk Factors—The Bank’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

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CERTAIN BENEFIT PLAN CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction of the plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

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Any purchaser or holder of the securities or any interest in the securities will be deemed to have represented by its purchase and holding that either:

•	no portion of the assets used by such purchaser or holder to acquire or purchase the securities constitutes assets of any plan or Non-ERISA Arrangement; or

•	an administrative or statutory exemption applies to their purchase and holding of the securities and the purchase and holding of the securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the securities and the availability of exemptive relief.

Purchasers of the securities have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or Non-ERISA Arrangements generally or any particular plan or Non-ERISA Arrangement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussion in the section called “Certain Income Tax Consequences—United States Taxation” in the accompanying Prospectus Supplement, and is subject to the limitations and exceptions set forth therein. Capitalized terms used in this section without definition shall have the respective meanings given such terms in the accompanying Prospectus. This discussion is only applicable to you if you are a U.S. Holder. If you are not a U.S. Holder, please consult your own tax advisor.

The following summary describes certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the Notes. This summary applies only to holders that acquire their Notes in this offering for a price equal to the original offering price, which we understand will be at par, and hold such Notes as capital assets, within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the U.S. federal government. tax; and United States expatriates. This discussion also does not purport to be a complete analysis of all tax considerations relating to the Notes. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

We will not attempt to ascertain whether the Reference Asset (or components thereof) would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code. If the Reference Asset (or components thereof) were so treated, certain adverse U.S. federal income tax consequences could possibly apply.

U.S. Holders

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. We intend to treat the Notes as pre-paid cash-settled derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If your Notes are so treated, any Contingent Interest Payment that is paid by us (including on the Maturity Date or upon an exercised call on a Call Payment Date) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

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Additionally, you should generally recognize capital gain or loss upon the sale, exchange or payment on maturity in an amount equal to the difference between the amount you receive at such time (excluding the amount attributable to any Contingent Interest Payment which is treated as ordinary income) and the amount that you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for Notes of a U.S. holder who acquires the Notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the Notes. If the Notes are held by the same U.S. holder until maturity, that holder’s holding period will generally include the maturity date. It is possible that the Internal Revenue Service could assert that a U.S. holder’s holding period in respect of the Notes should end on the date on which the amount the holder is entitled to receive upon the maturity of the Notes is determined, even though the holder will not receive any amounts from us in respect of the Notes prior to the maturity of the Notes. In such case, a U.S. holder may be treated as having a holding period in respect of the Notes that is one year or less even if the holder receives cash upon maturity of the Notes at a time that is more than one year after the beginning of its holding period.

Alternative Treatments. As noted above, there is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Similarly, the Internal Revenue Service might assert, and a possible alternative treatment with respect to the Notes would be, to treat the Notes as a single debt instrument. Such a debt instrument may be subject to the special tax rules governing contingent payment debt instruments.

If the Notes are subject to the special rules applicable to contingent payment debt instruments, the amount of interest U.S. holders are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes and applying rules similar to those for accruing “original issue discount” or OID on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. A projected payment schedule with respect to a Note generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that Note equal to the comparable yield. This projected payment schedule will consist of the principal amount, any noncontingent payments provided under the terms of the Note, and a projection for tax purposes of each contingent payment. These rules could possibly have the effect of requiring U.S. holders to include amounts in income in respect of the Notes prior to receipt of cash attributable to that income.

Under this treatment, the amount of interest that a U.S. holder will be required to include in income during each accrual period for the Notes will equal the product of the adjusted issue price for the Notes at the beginning of the accrual period and the comparable yield for the Notes for such period. The adjusted issue price of the Notes will equal the original offering price for the Notes plus any interest that has accrued on the Notes (under the rules governing contingent payment debt instruments) and decreased by the projected amount of any payments previously made on the Notes.

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In addition to accruing interest income in accordance with the comparable yield, a U.S. holder will be required to make adjustments (as described below) if the actual amounts that holder receives in any taxable year differs from the projected payment schedule. If, during any taxable year, a U.S. holder receives actual payments with respect to the Notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, that holder will incur a “net positive adjustment” under applicable Treasury regulations equal to the amount of such excess. A U.S. holder will treat a net positive adjustment as additional interest income in that taxable year. If a U.S. holder receives in a taxable year actual payments with respect to the Notes that, in the aggregate, are less than the amount of projected payments for that taxable year, that holder will incur a “net negative adjustment” under applicable Treasury regulations equal to the amount of such deficit. This net negative adjustment (a) reduces interest income on the Notes for that taxable year, and (b), to the extent of any excess after the application of clause (a), gives rise to an ordinary loss to the extent of the holder’s interest income on the Notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in clauses (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the Notes or to reduce the amount realized on a sale, redemption or maturity of the Notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

If the Notes are purchased for an amount that differs from the Notes’ adjusted issue price at the time of the purchase, a U.S. holder must determine the extent to which the difference between the price paid for the Notes and the Notes’ adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly.

If the Notes are purchased for an amount that is less than the adjusted issue price of the Notes, U.S. holders must (i) make positive adjustments increasing the amount of interest that would otherwise accrue and be included in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph, and (ii) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of loss) that would otherwise be recognized upon the receipt, if any, of each remaining contingent payment to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If the Notes are purchased for an amount that is greater than the adjusted issue price of the Notes, U.S. holders must (i) make negative adjustments decreasing the amount of interest that would otherwise accrue and be included in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph, and (ii) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of loss) that would otherwise be recognized upon the receipt, if any, of each remaining contingent payment to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

If a contingent payment on the Notes becomes fixed (within the meaning of applicable Treasury regulations) more than six months before the payment is due, a positive or negative adjustment, as appropriate, is made to reflect the difference between the present value of the amount that is fixed and the present value of the projected amount. The present value of each amount is determined by discounting the amount from the date the payment is due to the date the payment becomes fixed, using a discount rate equal to the comparable yield. If all contingent payments on the Notes become fixed, substantially contemporaneously, applicable Treasury regulations provide that U.S. holders should take into account positive or negative adjustments in respect of such contingent payments over the period to which they related in a reasonable manner. U.S. holders should consult their tax advisors as to what would be a “reasonable manner” in their particular situation.

U.S. holders will recognize gain or loss on the sale, redemption or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash received at that time and their adjusted basis in the Notes. In general, a U.S. holder’s adjusted basis in the Notes will equal the amount the holder paid for the Notes, increased by the amount of interest that was previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes, but disregarding any adjustments made if the actual payments differ from the projected payments), decreased by the projected amount of any payments previously made on the Notes, and increased or decreased by the amount of any positive or negative adjustment, if any, that is made with respect to the Notes under the rules set forth above with respect to secondary purchasers.

Any gain that may be recognized on the sale, redemption or maturity of Notes treated as contingent payment debt instruments will generally be ordinary interest income. Any loss that may be recognized upon the sale, redemption or maturity of such Notes will generally be ordinary loss to the extent the interest included as income in the current or previous taxable years in respect of the Notes exceeded the total net negative adjustments that the holder took into account as ordinary loss, and thereafter will be capital loss. If the Notes are held until maturity and the payment at

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maturity is less than the projected payment at maturity, the difference will first reduce interest that would otherwise accrue in respect of the Notes in such taxable year, and any remainder will be ordinary loss to the extent the interest that the holder previously accrued as income in respect of the Notes exceeded the total net negative adjustments that the holder took into account as ordinary loss, and thereafter will be capital loss. The deductibility of capital losses is subject to limitations.

In addition, another alternative treatment might be to treat the Note as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Reference Asset written by you and purchased by us (the “Put Option”). If the Notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, it is likely that the Debt Portion of the Notes is treated as issued for the principal amount of the Notes (if you are an initial purchaser) and that interest payments on the Notes are treated in part as payments of interest and in part as payments for the Put Option. Under this characterization, a percentage of each Interest Payment would be treated as an interest payment for U.S. federal income tax purposes and a percentage of each Interest Payment would be treated as payment for the Put Option for U.S. federal income tax purposes. The percentage treated as an interest payment for U.S. federal income tax purposes generally would equal our customary market borrowing rate for this type of instrument without taking into account the Reference Asset and associated terms, the remaining percentage of the Interest Payment would be in consideration of the Put Option.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above.

We do not believe that the “constructive ownership transaction” rules of Section 1260 of the Internal Revenue Code apply to this offering, however, if Section 1260 of the Internal Revenue Code applies, certain expected tax consequences could change in character and amounts. You should consult your tax advisor concerning the “constructive ownership transaction” rules with respect to this investment.

You are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Additional Information for U.S. Holders. For the treatment regarding other aspects of interest payments, the disposition of a Note and backup withholding and information reporting considerations please see the discussion under “Certain Income Tax Consequences—United States Taxation—Interest” and “Certain Income Tax Consequences—United States Taxation—U.S. Backup Withholding and Information Reporting” in the accompanying Prospectus Supplement.

CERTAIN CANADIAN INCOME TAX CONSEQUENCES

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this Pricing Supplement and who for the purposes of the Canadian Tax Act and the Regulations thereto and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

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This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning securities under “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations” in the accompanying Prospectus Supplement and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, interest payable on the Notes should not be considered to be “participating debt interest” and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of securities to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Pursuant to the terms of a distribution agreement, Janney Montgomery Scott LLC (“JMS”) will purchase the Notes from the Bank for distribution to other registered broker-dealers or will offer the Notes directly to investors.

Notes sold by JMS to the public will initially be offered at the price to public set forth on the cover page of this Pricing Supplement. JMS intends to purchase each of the Notes from the Bank at a purchase price equal to the price to public less a discount of 2.50% of the Principal Amount of such Notes. Any Notes sold by JMS to securities dealers may be sold at an agreed discount to the price to public. The price to public for Notes purchased by certain fee-based advisory accounts may vary between 97.50% and 100.00% of the face amount of the Notes. Any sale of a Note to a fee-based advisory account at a price to public below 100.00% of the face amount will reduce the underwriting discount specified on the cover page of this Pricing Supplement with respect to such Note. The price to public paid by any fee-based advisory account will be reduced by the amount of any fees assessed by the securities dealer or dealers involved in the sale of the Notes to such advisory account but not by more than 2.50% of the face amount of the Notes. If all of the offered Notes are not sold at the price to public, JMS may change the offering price and the other selling terms. In addition to offers and sales at the price to public, JMS may offer the Notes from time to time for sale in one or more transactions at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

While JMS may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying Prospectus Supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

JMS and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. JMS and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

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In the ordinary course of their various business activities, JMS and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. JMS and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

JMS may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify JMS against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.

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